Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO
Peapack-Gladstone Financial Corporation
T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION
REPORTS RECORD NET INCOME FOR THE YEAR AND THE FOURTH QUARTER

Bedminster, N.J. – January 28, 2015 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the “Corporation” or the “Company”) recorded net income of $14.89 million and diluted earnings per share of $1.22 for the twelve months ended December 31, 2014, compared to $9.26 million and $1.01, respectively, for the same twelve month period last year, reflecting increases of 61 percent and 21 percent, respectively.

The following table summarizes earnings for the years ended:

(Dollars in millions, except EPS)	2014	2013	Improvement
Pretax income	$24.29	$14.76	$9.53	65%
Net income	$14.89	$9.26	$5.63	61%
Diluted EPS	$1.22	$1.01	$0.21	21%
Total revenue	$88.70	$73.37	$15.33	21%

Return on average assets	0.63%	0.54%	0.09
Return on average equity	7.96%	7.37%	0.59
Efficiency ratio	67.45%	76.63%	(9.18)

Doug Kennedy, President and CEO, said, “We continue to focus on executing our Strategic Plan – Expanding Our Reach. Our growth and overall results, which included achieving many record performance levels in 2014, reflect our continued success and indicates that our strategy is delivering positive operating leverage.”

2014 highlights follow:

•	The Company successfully sold 2.776 million common shares ($50 million gross) in its at-the-market equity offering in the fourth quarter of 2014, just one year after selling 2.471 million common shares ($42 million gross) in its rights offering / sale to stand-by investors in the fourth quarter of 2013. The 2014 capital raise has positioned the Company for continued growth and expansion.
•	Earnings and performance ratios for 2014 reflected improvement when compared to 2013’s results (as reflected just above). Year over year growth in diluted earnings per share was 21 percent.
•	Loans at December 31, 2014 totaled $2.25 billion. This reflected growth of $676 million when compared to $1.57 billion at December 31, 2013. Year over year loan growth was 43 percent.
•	Asset quality metrics continued to be strong at December 31, 2014. Nonperforming assets at December 31, 2014 were just $8.2 million or 0.30 percent of total assets, compared to $8.6 million or 0.44 percent at December 31, 2013. Total loans past due 30 through 89 days were only $1.76 million at year end 2014, compared to $2.95 million at year end 2013.
•	During 2014, Commercial & Industrial (C&I) loan closings totaled $243 million. This compared to $97 million in 2013. Year over year growth in commercial loan closings was 150 percent.
•	During 2014, four new seasoned bankers with a focus on C&I lending, joined the Company.

•	Total “customer” deposit balances (defined as deposits excluding brokered CDs and brokered “overnight” interest-bearing demand deposits) grew to $1.98 billion at December 31, 2014 from $1.63 billion at December 31, 2013. Year over year customer deposit growth totaled 21 percent.
•	The Company’s net interest income for 2014 was $ 67.89 million. This reflected improvement when compared to $52.78 million for 2013. Year over year growth in net interest income was 29 percent.
•	At December 31, 2014, the market value of assets under administration at the Private Wealth Management Division of Peapack-Gladstone Bank (“the Bank”) was $2.99 billion.
•	Fee income from the Private Wealth Management Division totaled $15.24 million for 2014, growing from $13.84 million for 2013. Year over year growth in wealth management fee income was 10 percent.
•	During 2014, three new seasoned wealth advisors, a seasoned portfolio manager and a seasoned trust officer, all with a focus on new business generation and client advisory, joined the Company.
•	The book value per share at December 31, 2014 of $16.36 reflected improvement when compared to $14.79 at December 31, 2013. Year-over-year growth in book value per share totaled 11 percent.

For the quarter ended December 31, 2014, the Corporation recorded net income of $4.21 million and diluted earnings per share of $0.32. This compared to $2.40 million and $0.25, respectively, for the same quarter last year.

The following table summarizes earnings for the quarters ended:

(Dollars in millions, except EPS)	2014	2013	Improvement
Pretax income	$6.81	$3.53	$3.28	93%
Net income	$4.21	$2.40	$1.81	75%
Diluted EPS	$0.32	$0.25	$0.07	28%
Total revenue	$23.64	$19.50	$4.14	21%

Return on average assets	0.64%	0.51%	0.13
Return on average equity	8.01%	7.42%	0.59
Efficiency ratio	66.01%	75.59%	(9.58)

Net Interest Income / Net Interest Margin

Net interest income was $18.35 million for the fourth quarter of 2014, compared to $14.53 million for the same quarter last year, reflecting growth of $3.82 million or 26 percent when compared to the prior year period. Net interest income for the fourth quarter of 2014 benefitted from significant loan growth during 2014.

While net interest income for the fourth quarter of 2014 improved compared to prior periods, the net interest margin, on a fully tax-equivalent basis, was 2.89 percent for the December 2014 quarter compared to 3.26 percent for the December 2013 quarter. A portion of the decline in net interest margin for the December 2014 quarter was due to the maintenance of much larger average interest earning deposit/cash balances - $163.3 million average for the December 2014 quarter, compared to $38.4 million for the December 2013 quarter. Mr. Kennedy said, “As noted last quarter given our rapid growth, we had decided to maintain greater liquidity on our balance sheet. This excess liquidity proved useful late in the fourth quarter as loan volume reached record quarterly levels, while net customer deposit growth was below previous quarterly levels due to several larger clients utilizing funds for varying needs close to year end.”

In addition to the maintenance of larger interest bearing deposit/cash balances for much of the quarter, net interest margin also continued to be impacted by the effect of low market yields, as well as competitive pressures in attracting new loans and deposits. The Company expects continued high liquidity levels and also expects continued loan growth in this lower market rate and competitive environment.

Loan Originations / Loans

Total loan originations were $1.07 billion for the year ended December 31, 2014. At December 31, 2014, loans totaled $2.25 billion as compared to $1.57 billion one year ago at December 31, 2013, representing an increase of $676 million or 43 percent. The multifamily and commercial mortgage loan portfolio grew $557 million or 67 percent when comparing the December 31, 2014 balance to the December 31, 2013 balance. The increase was attributable: to the addition of seasoned banking professionals over the course of 2014; continued attention to the client service aspect of the lending process; an expansion of New Jersey-based real estate marketing activities; and a focus on the Boroughs of New York City multifamily markets beginning in mid-2013. The increase was also due to demand from borrowers looking to refinance multifamily and other commercial mortgages held by other institutions.

Mr. Kennedy said, “As explained in prior quarters, analysis showed that multifamily lending could be grown quickly and had strong credit metrics and provided solid risk-adjusted returns. Loan originations in this asset class have been a major focus as we build our C&I (Commercial & Industrial) lending capabilities, as part of our Strategic Plan launched in March 2013. Going forward, multifamily lending will remain a focus of the Company, but with the C&I lending program becoming more seasoned, including the addition in 2014 of four seasoned bankers focused on C&I lending, we anticipate that C&I loan production will continue to grow at an increased trajectory as we move forward.”

The Company closed $243 million of commercial loans for the twelve months ended December 31, 2014, up from $97 million in 2013. At December 31, 2014, commercial loans totaled $309 million, more than double the $132 million one year ago at December 31, 2013.

Deposits / Funding / Balance Sheet Management

Loan growth of $209 million and investment security growth of $63 million (principally shorter duration and very liquid securities) in the December 2014 quarter were funded by capital growth of $54 million, customer deposit growth of $46 million, and utilization of $90 million in interest earning deposit/cash balances, as well as the addition of broker deposits and wholesale borrowings.

Brokered interest-bearing demand deposits continue to be maintained as an additional source of liquidity. At a cost of less than 25 basis points, such deposits are generally a more cost effective alternative than other borrowings and do not require pledging of collateral, as wholesale borrowings do. These deposits increased to $188 million at December 31, 2014 from $138 million at September 30, 2014. The Company does ensure ample available collateralized liquidity as a backup to these short term brokered deposits.

Brokered certificates of deposit have also been utilized throughout 2014. The majority of these deposits have been longer term and have generally been transacted as part of the Company’s interest rate risk management. These certificates of deposit are also a more cost effective alternative than other borrowings and also do not require pledging of collateral. Also as part of its interest rate risk management, during the December 2014 quarter, the Company transacted a pay fixed, receive floating interest rate swap with a notional amount of $25 million.

Mr. Kennedy said, “As previously noted in this release, maintenance of excess balance sheet liquidity proved useful late in the fourth quarter of 2014 as loan volume reached record quarterly levels, while net customer deposit growth was somewhat below previous quarterly levels, due to several larger clients utilizing funds for varying needs close to year end. Such withdrawals were expected and were only a portion of each client’s relationship with us. We do expect some of the funds to make their way back into the Company in 2015.”

Mr. Kennedy went on to say, “As noted in prior quarters, the June 2014 quarter included the sales of longer-duration, lower coupon residential first mortgage loans, as well as multifamily loan participations. These sales were part of the Company’s overall balance sheet management strategy and will likely continue into 2015.”

Mr. Kennedy further noted, “The Company will continue to place an intense focus on providing high touch client service and growing its core deposit base. Our full array of treasury management products will help support both core deposit growth and commercial lending opportunities. Our bankers have robust pipelines of client deposits.”

Wealth Management Business

In the December 2014 quarter, Peapack-Gladstone Bank’s wealth management business generated $3.82 million in fee income compared to $3.55 million for the December 2013 quarter. For the 2014 year, wealth management fee income totaled $15.24 million reflecting a 10 percent increase over the $13.84 million for 2013. The market value of the assets under administration (AUA) of the wealth management division was $2.99 billion at December 31, 2014, up from $2.69 billion at December 31, 2013. The growth in fee income and AUA was due to a combination of new business and market value improvement.

John P. Babcock, President of Private Wealth Management, noted, “Incorporating wealth into every conversation we have with all of our clients, across all business lines, is integral to the bank’s strategy. As previously noted, over the course of 2014, three seasoned wealth advisors joined the Company from larger wealth management companies. Additionally a seasoned two person team – a Portfolio Manager and a Trust Officer - from a larger wealth management company joined us in the second quarter to complement our existing high-caliber team in our Princeton office. We will continue to build-out and grow our wealth management team and expand the products, services, and advice we deliver to our clients.”

Other Noninterest Income

The December 2014 quarter included $128 thousand of income from the sale of newly originated residential mortgage loans, down from $171 thousand in the same 2013 quarter. As noted in prior quarters, the rise in mortgage rates caused a decrease in residential mortgage loan originations and resultant mortgage banking income. Mr. Kennedy noted, “Reduced levels of mortgage banking income was expected and planned for, and reduced levels of mortgage banking income are expected going forward. Fortunately, mortgage banking income is not a significant portion of our revenue.”

Securities gains were $44 thousand for the December 2014 quarter compared to $125 thousand for the December 2013 quarter. Sales of securities have been generally employed to benefit interest rate risk, prepayment risk, and/or liquidity risk. Given the short duration of the securities portfolio, sales have been employed much less often in recent periods.

Other income of $1.30 million for the December 2014 quarter was $166 thousand higher than the December 2013 quarter. Several categories reflected slight improvement in the quarter, including increased income associated with a new set of checking products put in place during the summer months.

Operating Expenses

The Company’s total operating expenses were $15.58 million for the quarter ended December 31, 2014 compared to $14.65 million in the same 2013 quarter, reflecting a net increase of $932 thousand.

Salary and benefits expense increased due to strategic hiring in line with the Company’s Strategic Plan: private bankers in all of our businesses – retail, commercial and wealth; risk management professionals and various support staff, including support staff associated with the commercial lending process. Additionally, normal salary increases and increased bonus/incentive accruals associated with the Company’s growth contributed to the increase.

Mr. Kennedy noted, “Expense increases that were contemplated with our strategy, Expanding Our Reach, are tracking consistent with projections. We expect that the trend of higher operating expenses will continue into 2015, as we bring on high caliber revenue producers, and continue to invest in our infrastructure, in line with our Strategic Plan. Further, we generally expect revenue and profitability related to new personnel to lag those expenses by several quarters. It is important to note, however, that we have seen an improvement in quarterly revenue since we launched our Plan, particularly throughout 2014 as our Plan gained momentum. This revenue growth has outpaced expense growth considerably, which has caused our Efficiency Ratio to decline to just below 67 percent for the current quarter.”

Provision for Loan Losses / Asset Quality

For the year ended December 2014, the Company’s provision for loan losses was $4.88 million, compared to $3.43 million for 2013. Charge-offs, net of recoveries, for the 2014 year were only $768 thousand.

At December 31, 2014 the allowance for loan losses was 284 percent of nonperforming loans and 0.87 percent of total loans.

The Company’s provision for loan losses and net increase in its allowance for loan losses continue to track well with the Company’s net loan growth and asset quality metrics.

Nonperforming assets at December 31, 2014 were just $8.2 million or 0.30 percent of total assets, compared to $8.6 million or 0.44 percent at December 31, 2013. Total loans past due 30 through 89 days were only $1.76 million at year end 2014, compared to $2.95 million at year end 2013.

Capital / Dividends

Capital in the December 2014 quarter was benefitted by the “at-the-market” equity offering discussed previously, as well as by net income and $1.5 million of voluntary share purchases in the Dividend Reinvestment Plan.

At December 31, 2014, the Company’s leverage ratio, tier 1 and total risk based capital ratios were 9.11 percent, 14.38 percent and 15.55 percent, respectively. The Company’s ratios are all above the levels required to be considered well capitalized under regulatory guidelines applicable to banks.

As previously announced, on January 22, 2015, the Board of Directors declared a regular cash dividend of $0.05 per share payable on February 13, 2015 to shareholders of record on February 2, 2014.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $2.70 billion as of December 31, 2014. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its wealth management division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	inability to manage our growth;
•	inability to successfully integrate our expanded employee base;
•	a continued or unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate environment and highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	a continued or unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyber attacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2013. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION
 (Dollars in Thousands)
(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2014	2014	2014	2014	2013
ASSETS
Cash and due from banks	$6,621	$6,596	$5,757	$6,373	$6,534
Federal funds sold	101	101	101	101	101
Interest-earning deposits	24,485	114,124	209,768	95,059	28,512
Total cash and cash equivalents	31,207	120,821	215,626	101,533	35,147

Securities available for sale	332,652	269,550	225,270	248,070	268,447
FHLB and FRB Stock, at cost	11,593	9,121	9,946	12,765	10,032

Loans held for sale, at fair value	839	351	2,650	1,769	2,001
Loans held for sale, at lower of cost
or fair value	—	—	—	51,184	—

Residential mortgage	466,760	470,030	469,648	481,850	532,911
Multifamily mortgage	1,080,256	928,054	845,310	763,988	541,503
Commercial mortgage	308,491	332,507	321,437	299,482	290,494
Commercial loans	308,743	225,814	158,103	143,389	131,795
Construction loans	5,998	6,025	6,033	6,075	5,893
Consumer loans	28,040	27,597	23,414	20,945	21,852
Home equity lines of credit	50,141	48,200	48,740	45,820	47,905
Other loans	1,838	2,560	2,255	1,851	1,848
Total loans	2,250,267	2,040,787	1,874,940	1,763,400	1,574,201
Less: Allowances for loan losses	19,480	18,299	17,204	16,587	15,373
Net loans	2,230,787	2,022,488	1,857,736	1,746,813	1,558,828

Premises and equipment	32,258	30,825	31,095	31,087	28,990
Other real estate owned	1,324	949	1,036	2,062	1,941
Accrued interest receivable	5,371	5,126	4,858	4,788	4,086
Bank owned life insurance	32,634	32,448	32,258	32,065	31,882
Deferred tax assets, net	10,491	11,661	9,433	9,366	9,762
Other assets	13,241	11,181	11,063	9,983	15,832
TOTAL ASSETS	$2,702,397	$2,514,521	$2,400,971	$2,251,485	$1,966,948

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$366,371	$383,268	$410,609	$350,987	$356,119
Interest-bearing demand deposits	600,889	558,537	474,945	407,127	378,340
Savings	112,878	111,897	116,172	119,750	115,785
Money market accounts	700,069	713,383	673,375	660,691	630,173
Certificates of deposit – Retail	198,819	165,834	157,067	151,730	151,833
Subtotal “customer” deposits	1,979,026	1,932,919	1,832,168	1,690,285	1,632,250
IB Demand – Brokered	188,000	138,000	138,000	138,011	10,000
Certificates of deposit – Brokered	131,667	132,500	145,000	65,000	5,000
Total deposits	2,298,693	2,203,419	2,115,168	1,893,296	1,647,250

Overnight borrowings	54,600	—	—	79,400	54,900
Federal home loan bank advances	83,692	83,692	83,692	83,692	74,692
Capital lease obligation	10,712	9,734	9,836	9,917	8,754
Other liabilities	12,433	12,646	9,942	9,308	10,695
Due to brokers, securities settlements	—	16,960	—	—	—
TOTAL LIABILITIES	2,460,130	2,326,451	2,218,638	2,075,613	1,796,291
Shareholders’ equity	242,267	188,070	182,333	175,872	170,657
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$2,702,397	$2,514,521	$2,400,971	$2,251,485	$1,966,948

Assets under administration at
Peapack-Gladstone Bank’s
Wealth Management Division
(market value, not included
above)	$2,986,623	$2,857,727	$2,843,310	$2,745,955	$2,690,601

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED BALANCE SHEET DATA
(Dollars in Thousands)
 (Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2014	2014	2014	2014	2013
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	6,850	8,790	6,536	7,473	6,630
Other real estate owned	1,324	949	1,036	2,062	1,941
Total nonperforming assets (A)	$8,174	$9,739	$7,572	$9,535	$8,571

Nonperforming loans to
total loans (A)	0.30%	0.43%	0.35%	0.42%	0.42%
Nonperforming assets to
total assets (A)	0.30%	0.39%	0.32%	0.42%	0.44%

Accruing TDR’s (B)	$13,601	$13,045	$12,730	$12,340	$11,114

Loans past due 30 through 89
days and still accruing	$1,755	$2,278	$1,536	$5,027	$2,953

Classified loans (A)	$35,809	$34,752	$34,929	$35,075	$33,828

Impaired loans (A)	$20,451	$21,834	$19,813	$19,814	$17,744

Allowance for loan losses:
Beginning of period	$18,299	$17,204	$16,587	$15,373	$14,056
Provision for loan losses	1,250	1,150	1,150	1,325	1,325
Charge-offs, net	(69)	(55)	(533)	(111)	(8)
End of period	19,480	18,299	17,204	16,587	15,373

ALLL to nonperforming loans	284.38%	208.18%	263.22%	221.96%	231.87%
ALLL to total loans	0.87%	0.90%	0.92%	0.94%	0.98%

Capital Adequacy
Tier 1 leverage	9.11%	7.57%	8.01%	8.48%	9.00%

Tier I capital to risk weighted assets	14.38%	12.16%	13.05%	13.09%	14.07%

Tier I & II capital to
risk-weighted assets	15.55%	13.36%	14.30%	14.34%	15.33%

Common equity to total assets	8.96%	7.48%	7.59%	7.81%	8.68%
(End of period)

Book value per share (C) (D)	$16.36	$15.80	$15.48	$15.08	$14.79

(A)	September 30, 2014 amount includes a $1.5 million commercial nonaccrual loan that was paid in full on October 8, 2014.
(B)	Does not include $1.4million at December 31, 2014, $2.4 million at September 30, 2014, $2.5 million at June 30, 2014, $3.0 million at March 31, 2014, and $2.9 million at December 31, 2013 of TDR’s included in nonaccrual loans.
(C)	Shares included in the book value per share calculation are shares outstanding at period end less the restricted shares that have not yet vested.
(D)	Tangible book value per share was $16.32 at December 31, 2014, $15.75 at September 30, 2014, $15.43 at June 30, 2014, $15.03 at March 31, 2014, and $14.75 at December 31, 2013. Tangible book value per share is different than book value per share because it excludes intangible assets. See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2014	2014	2014	2014	2013

Residential loans retained	$10,661	$20,540	$17,245	$11,653	$20,135
Residential loans sold	8,230	5,561	7,344	7,011	11,743
Total residential loans	18,891	26,101	24,589	18,664	31,878

CRE	14,953	3,208	20,175	15,841	11,972
Multifamily	172,021	105,584	149,937	225,143	152,456
Commercial loans (includes
Community banking)	89,905	74,029	62,668	15,957	39,534
Total commercial loans	276,879	182,821	232,780	256,941	203,962

Installment loans	2,015	9,410	5,184	1,877	3,081

Home equity lines of credit	4,140	2,550	6,709	4,668	3,746

Total loans closed	$301,925	$220,882	$269,262	$282,150	$242,667

	For the Twelve Months Ended
	Dec 31,	Dec 31,
	2014	2013
Residential loans retained	$60,099	$120,434
Residential loans sold	28,146	77,312
Total residential loans	88,245	197,746

CRE	54,177	58,899
Multifamily	652,685	394,707
Commercial loans (includes
Community banking)	242,559	97,234
Total commercial loans	949,421	550,840

Installment loans	18,486	15,696

Home equity lines of credit	18,067	14,799

Total loans closed	$1,074,219	$779,081

PEAPACK-GLADSTONE FINANCIAL CORPORATION
 SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, except share data)
(Unaudited)

	For the Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2014	2014	2014	2014	2013
Income Statement Data:
Interest income	$20,786	$19,210	$18,630	$16,949	$15,738
Interest expense	2,434	2,162	1,707	1,378	1,210
Net interest income	18,352	17,048	16,923	15,571	14,528
Provision for loan losses	1,250	1,150	1,150	1,325	1,325
Net interest income after
provision for loan losses	17,102	15,898	15,773	14,246	13,203
Wealth management fee income	3,822	3,661	4,005	3,754	3,547
Gain on loans held for sale at fair
value (Mortgage banking)	128	87	112	112	171
(Loss)/Gain on loans held for sale at
lower of cost or fair value	(3)	(7)	176	—	—
Other income	1,296	1,272	1,101	1,031	1,130
Securities gains, net	44	39	79	98	125
Total other income	5,287	5,052	5,473	4,995	4,973
Salaries and employee benefits	9,188	9,116	9,089	8,848	8,308
Premises and equipment	2,627	2,564	2,334	2,438	2,947
FDIC insurance expense	453	350	303	275	286
Other expenses	3,310	2,663	3,204	2,778	3,105
Total operating expenses	15,578	14,693	14,930	14,339	14,646
Income before income taxes	6,811	6,257	6,316	4,902	3,530
Income tax expense	2,599	2,393	2,533	1,871	1,135
Net income	$4,212	$3,864	$3,783	$3,031	$2,395

Total revenue	$23,639	$22,100	$22,396	$20,566	$19,501

Per Common Share Data:

Earnings per share (basic)	$0.32	$0.33	$0.32	$0.26	$0.25
Earnings per share (diluted)	0.32	0.32	0.32	0.26	0.25

Weighted average number of
Common shares outstanding:
Basic	13,038,026	11,841,777	11,721,256	11,606,933	9,638,913
Diluted	13,159,409	11,956,356	11,846,075	11,710,940	9,739,939

Performance Ratios:

Return on average assets
annualized	0.64%	0.63%	0.67%	0.59%	0.51%
Return on average common
equity annualized	8.01%	8.35%	8.44%	7.01%	7.42%

Net interest margin
(Taxable equivalent basis)	2.89%	2.89%	3.14%	3.18%	3.26%

Efficiency ratio (A)	66.01%	66.58%	67.43%	70.06%	75.59%

Operating expenses / average
assets annualized	2.36%	2.39%	2.65%	2.78%	3.10%

(A)	Calculated as (total operating expenses) as a percentage of (net interest income plus noninterest income less gain on securities and loss or gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, except share data)
(Unaudited)

	For the
	Twelve Months Ended
	Dec 31,
Income Statement Data:	2014	2013
Interest income	$75,575	$57,053
Interest expense	7,681	4,277
Net interest income	67,894	52,776
Provision for loan losses	4,875	3,425
Net interest income after
provision for loan losses	63,019	49,351
Wealth management fee income	15,242	13,838
Gain on loans held for sale at fair value
(Mortgage banking)	439	1,330
Gain on loans held for sale at lower of
cost or fair value	166	522
Other income	4,700	4,065
Securities gains, net	260	840
Total other income	20,807	20,595
Salaries and employee benefits	36,241	32,249
Premises and equipment	9,963	9,914
FDIC insurance expense	1,381	1,121
Other expenses	11,955	11,899
Total operating expenses	59,540	55,183
Income before income taxes	24,286	14,763
Income tax expense	9,396	5,502
Net income	$14,890	$9,261

Total revenue (See footnote (A) below)	$88,701	$73,371

Per Common Share Data:

Earnings per share (basic)	$1.23	$1.02
Earnings per share (diluted)	1.22	1.01

Weighted average number of
Common Shares outstanding
Basic	12,065,681	9,094,111
Diluted	12,184,128	9,176,799

Performance Ratios:

Return on average assets	0.63%	0.54%
Return on average common equity	7.96%	7.37%

Net interest margin (Taxable equivalent basis)	3.01%	3.26%

Efficiency ratio (B)	67.45%	76.63%

Operating expenses / average assets annualized	2.53%	3.19%

(A)	Total revenue includes a $166 thousand gain (for 2014) and a $522 thousand gain (for 2013) from sale of loans held for sale at lower of cost or fair value. Excluding these gains, total revenue was $88,535 (for 2014) and $72,849 (for 2013).
(B)	Calculated as (total operating expenses) as a percentage of (net interest income plus noninterest income less gain on securities). See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
 AVERAGE BALANCE SHEET
UNAUDITED
THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2014			December 31, 2013
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$258,699	$1,158	1.79%	$213,779	$1,103	2.06%
Tax-exempt (1) (2)	42,539	244	2.29	57,358	333	2.32
Loans held for sale	747	13	6.85	1,186	17	5.76
Loans (2) (3):
Mortgages	466,943	3,889	3.33	529,451	4,552	3.44
Commercial mortgages	1,297,727	12,376	3.81	767,671	7,795	4.06
Commercial	243,024	2,375	3.91	115,965	1,330	4.59
Commercial construction	6,017	65	4.32	9,264	110	4.76
Installment	28,129	259	3.68	21,139	232	4.39
Home equity	49,495	402	3.25	47,612	389	3.27
Other	599	13	8.68	565	14	9.82
Total loans	2,091,934	19,379	3.71	1,491,667	14,422	3.87
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	163,287	106	0.26	38,351	17	0.18
Total interest-earning assets	2,557,307	20,900	3.27%	1,802,442	15,892	3.53%
Noninterest-Earning Assets:
Cash and due from banks	6,257			6,217
Allowance for loan losses	(18,796)			(14,385)
Premises and equipment	31,975			29,220
Other assets	62,424			64,818
Total noninterest-earning assets	81,860			85,870
Total assets	$2,639,167			$1,888,312

LIABILITIES:
Interest-Bearing deposits:
Checking	$615,907	$344	0.22%	$377,136	$82	0.09%
Money markets	721,634	474	0.26	629,580	319	0.20
Savings	111,604	15	0.05	115,186	15	0.05
Certificates of deposit - retail	187,126	440	0.94	153,085	379	0.99
Subtotal interest-bearing deposits	1,636,271	1,273	0.31	1,274,987	795	0.25
Interest-bearing demand - brokered	163,000	108	0.27	33,273	16	0.19
Certificates of deposit - brokered	131,649	540	1.64	5,000	14	1.12
Total interest-bearing deposits	1,930,920	1,921	0.40	1,313,260	825	0.25
Borrowings	90,828	384	1.69	61,585	281	1.83
Capital lease obligation	10,752	129	4.80	8,773	104	4.74
Total interest-bearing liabilities	2,032,500	2,434	0.48	1,383,618	1,210	0.35
Noninterest –bearing liabilities
Demand deposits	380,362			364,463
Accrued expenses and
other liabilities	16,005			11,159
Total noninterest-bearing liabilities	396,367			375,622
Shareholders’ equity	210,300			129,072
Total liabilities and
shareholders’ equity	$2,639,167			$1,888,312
Net interest income		$18,466			$14,682
Net interest spread			2.79%			3.18%
Net interest margin (4)			2.89%			3.26%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2014			September 30, 2014
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$258,699	$1,158	1.79%	$192,207	$960	2.00%
Tax-exempt (1) (2)	42,539	244	2.29	47,701	268	2.25
Loans held for sale	747	13	6.85	1,026	10	3.90
Loans (2) (3):
Mortgages	466,943	3,889	3.33	464,227	3,879	3.34
Commercial mortgages	1,297,727	12,376	3.81	1,231,798	11,790	3.83
Commercial	243,024	2,375	3.91	166,092	1,597	3.85
Commercial construction	6,017	65	4.32	6,029	65	4.31
Installment	28,129	259	3.68	24,965	249	3.99
Home equity	49,495	402	3.25	48,371	394	3.26
Other	599	13	8.68	563	13	9.24
Total loans	2,091,934	19,379	3.71	1,942,045	17,987	3.70
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	163,287	106	0.26	197,705	109	0.22
Total interest-earning assets	2,557,307	20,900	3.27%	2,380,785	19,334	3.25%
Noninterest-Earning Assets:
Cash and due from banks	6,257			6,262
Allowance for loan losses	(18,796)			(17,720)
Premises and equipment	31,975			30,985
Other assets	62,424			60,717
Total noninterest-earning assets	81,860			80,244
Total assets	$2,639,167			$2,461,029

LIABILITIES:
Interest-Bearing deposits:
Checking	$615,907	$344	0.22%	$541,920	$232	0.17%
Money markets	721,634	474	0.26	689,721	430	0.25
Savings	111,604	15	0.05	113,802	15	0.05
Certificates of deposit - retail	187,126	440	0.94	158,472	357	0.90
Subtotal interest-bearing deposits	1,636,271	1,273	0.31	1,503,915	1,034	0.28
Interest-bearing demand - brokered	163,000	108	0.27	138,000	84	0.24
Certificates of deposit - brokered	131,649	540	1.64	144,872	550	1.52
Total interest-bearing deposits	1,930,920	1,921	0.40	1,786,787	1,668	0.37
Borrowings	90,828	384	1.69	83,692	377	1.80
Capital lease obligation	10,752	129	4.80	9,770	117	4.79
Total interest-bearing liabilities	2,032,500	2,434	0.48	1,880,249	2,162	0.46
Noninterest –bearing liabilities
Demand deposits	380,362			383,423
Accrued expenses and
other liabilities	16,005			12,165
Total noninterest-bearing liabilities	396,367			395,588
Shareholders’ equity	210,300			185,192
Total liabilities and
shareholders’ equity	$2,639,167			$2,461,029
Net interest income		$18,466			$17,172
Net interest spread			2.79%			2.79%
Net interest margin (4)			2.89%			2.89%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
 AVERAGE BALANCE SHEET
UNAUDITED
TWELVE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2014			December 31, 2013
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$212,038	$4,156	1.96%	$230,158	$4,606	2.00%
Tax-exempt (1) (2)	52,015	1,160	2.23	53,038	1,307	2.46
Loans held for sale	1,029	48	4.66	5,498	285	5.18
Loans (2) (3):
Mortgages	489,941	16,524	3.37	526,643	18,616	3.53
Commercial mortgages	1,156,369	44,319	3.83	576,776	24,684	4.28
Commercial	171,701	6,818	3.97	109,331	5,082	4.65
Commercial construction	5,996	262	4.37	8,956	427	4.77
Installment	24,223	969	4.00	20,458	902	4.41
Home equity	48,055	1,550	3.23	47,489	1,542	3.25
Other	571	53	9.28	594	58	9.76
Total loans	1,896,856	70,495	3.72	1,290,247	51,311	3.98
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	111,554	248	0.22	60,685	152	0.25
Total interest-earning assets	2,273,593	76,107	3.35%	1,639,727	57,661	3.52%
Noninterest-Earning Assets:
Cash and due from banks	6,475			5,970
Allowance for loan losses	(17,462)			(13,653)
Premises and equipment	31,220			29,312
Other assets	60,474			69,197
Total noninterest-earning assets	80,707			90,826
Total assets	$2,354,300			$1,730,553

LIABILITIES:
Interest-Bearing deposits:
Checking	$498,408	$782	0.16%	$358,316	$308	0.09%
Money markets	680,760	1,612	0.24	578,819	1,048	0.18
Savings	114,702	59	0.05	113,914	59	0.05
Certificates of deposit - retail	162,418	1,522	0.94	162,921	1,763	1.08
Subtotal interest-bearing deposits	1,456,288	3,975	0.27	1,213,970	3,178	0.26
Interest-bearing demand - brokered	128,855	306	0.24	8,387	15	0.18
Certificates of deposit - brokered	97,944	1,384	1.41	5,000	60	1.20
Total interest-bearing deposits	1,683,087	5,665	0.34	1,227,357	3,253	0.27
Borrowings	95,713	1,533	1.60	32,894	603	1.83
Capital lease obligation	10,085	483	4.79	8,855	421	4.75
Total interest-bearing liabilities	1,788,885	7,681	0.43	1,269,106	4,277	0.34
Noninterest –bearing liabilities
Demand deposits	366,424			326,286
Accrued expenses and
other liabilities	11,960			9,460
Total noninterest-bearing liabilities	378,384			335,746
Shareholders’ equity	187,031			125,701
Total liabilities and
shareholders’ equity	$2,354,300			$1,730,553
Net interest income		$68,426			$53,384
Net interest spread			2.92%			3.18%
Net interest margin (4)			3.01%			3.26%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding less restricted shares not yet vested, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding less restricted shares not yet vested. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. Our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Tangible Book Value Per Share	2014	2014	2014	2014	2013
Shareholders’ equity	$242,267	$188,070	$182,333	$175,872	$170,657
Less: Intangible assets	563	563	563	563	563
Tangible equity	241,704	187,507	181,770	175,309	170,094

Period end shares outstanding	15,155,717	12,286,821	12,154,150	12,032,913	11,788,517
Less: Restricted shares not yet vested	345,095	382,252	376,134	368,608	253,540
Total outstanding shares	14,810,622	11,904,569	11,778,016	11,664,305	11,534,977
Tangible book value per share	16.32	15.75	15.43	15.03	14.75
Book value per share	16.36	15.80	15.48	15.08	14.79

Tangible Equity to Tangible Assets
Total Assets	2,702,397	2,514,521	2,400,971	2,251,485	1,966,948
Less: Intangible assets	563	563	563	563	563
Tangible assets	2,701,834	2,513,958	2,400,408	2,250,922	1,966,385

Tangible equity to tangible assets	8.95%	7.46%	7.57%	7.79%	8.65%
Equity to assets	8.96%	7.48%	7.59%	7.81%	8.68%

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Efficiency Ratio	2014	2014	2014	2014	2013

Net interest income	$18,352	$17,048	$16,923	$15,571	$14,528
Total other income	5,287	5,052	5,473	4,995	4,973
Less: (Loss)/gain on loans
Held for sale at lower of cost
Or fair value	(3)	(7)	176	—	—
Less: Securities gains, net	44	39	79	98	125
Total recurring revenue	23,598	22,068	22,141	20,468	19,376

Total operating expenses	15,578	14,693	14,930	14,339	14,646

Efficiency ratio	66.01%	66.58%	67.43%	70.06%	75.59%

	Twelve Months Ended
	Dec 31,	Dec 31,
Efficiency Ratio	2014	2013

Net interest income	$67,894	$52,776
Total other income	20,807	20,595
Less: Gain on loans
Held for sale at lower of cost
Or fair value	166	522
Less: Securities gains, net	260	840
Total recurring revenue	88,275	72,009

Total operating expenses	59,540	55,183

Efficiency ratio	67.45%	76.63%